EXHIBIT (a)(1)(E)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK
AND ASSOCIATED COMMON STOCK PURCHASE RIGHTS
of
NORSTAN, INC.
Pursuant to the Offer to Purchase dated December 23, 2004
by
SF ACQUISITION CO.,
a wholly-owned subsidiary
of
BLACK BOX CORPORATION,
at
$5.60 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON MONDAY, JANUARY 24, 2005, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

      Enclosed for your consideration is an Offer to Purchase dated December 23, 2004 (the “Offer to Purchase”), and the related Letter of Transmittal, relating to an offer by SF Acquisition Co., a Minnesota corporation (“Purchaser”) and a wholly-owned subsidiary of Black Box Corporation, a Delaware corporation (“Black Box”), to purchase for cash all the outstanding shares of common stock, $0.10 par value per share (the “Company Common Stock”), including the associated common stock purchase rights (the “Rights”) issued pursuant to the Amended and Restated Rights Agreement dated April 1, 1998, between Norstan and Norwest Bank Minnesota, National Association, as amended, of Norstan, Inc., a Minnesota corporation (“Norstan”), at a purchase price of $5.60 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offer”) enclosed herewith. Throughout this letter, the Offer to Purchase and the Letter of Transmittal, the terms “Share” or “Shares” shall mean outstanding shares of Company Common Stock together with the Rights.

      We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

      We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

      Your attention is directed to the following:

      1. The Offer price is $5.60 per Share, net to the seller in cash, without interest thereon.

      2. The Offer is made for all issued and outstanding Shares.

      3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 20, 2004 (the “Merger Agreement”), by and among Black Box, Purchaser and Norstan. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Minnesota Business Corporation Act, Purchaser will be merged with and into Norstan (the “Merger”). Following the effectiveness of the Merger, Norstan will continue as the surviving corporation and become a wholly owned subsidiary of Black Box and the separate corporate existence of Purchaser will cease.

      4. The Board of Directors of Norstan has unanimously approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and it has also unanimously: (i) determined that the terms of the Offer, the Merger and the Merger Agreement are fair to and in to the best interests of Norstan and its shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the Minnesota Business Corporation Act, (iii) recommended that holders of all issued Shares accept the Offer and tender their Shares pursuant to the Offer and adopt and approve the Merger Agreement and the Merger, (iv) approved the Tender Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby and (v) approved the Option Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby. A special committee of Norstan’s Board of Directors has unanimously approved the Offer, the Merger, the Merger Agreement, the Tender Agreement and the Option Agreement and the transactions contemplated thereby in order to render inapplicable certain sections of the Minnesota Business Corporation Act relating to takeovers.

      5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday January 24, 2005, unless the Offer is extended.

      6. Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent. Federal income tax backup withholding may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 8 of the Letter of Transmittal.

      7. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the offer that number of outstanding Shares, together with any Shares then owned by Black Box or Purchaser, including Shares subject to the Tender Agreement, that, immediately prior to acceptance for payment of Shares pursuant to the Offer, represents at least a majority of the sum of (a) the aggregate number of Shares outstanding immediately prior to acceptance for payment of Shares pursuant to the Offer, plus (b) the aggregate number of Shares issuable upon the exercise of any option, warrant, other right to acquire capital stock of Norstan, or other security exercisable for or convertible into Shares or other capital stock of Norstan, any of which is outstanding immediately prior to acceptance for payment of Shares pursuant to the Offer (which amount, as of December 20, 2004, equaled 8,308,576 Shares) and (ii) the satisfaction of certain other conditions as set forth in the Offer to Purchase. See Section 14 — “Conditions of the Offer” of the Offer to Purchase.

      The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. Black Box and Purchaser are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Black Box and Purchaser become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Black Box and Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Black Box and Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the Norstan shareholders in that state.

      If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration of the Offer.

2

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

AND ASSOCIATED COMMON STOCK PURCHASE RIGHTS
of
NORSTAN, INC.
Pursuant to the Offer to Purchase dated December 23, 2004
by
SF ACQUISITION CO.,
a wholly-owned subsidiary
of
BLACK BOX CORPORATION,

at

$5.60 NET PER SHARE

      The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase SF Acquisition Co., dated December 23, 2004 (the “Offer to Purchase”), and the related Letter of Transmittal relating to shares of common stock, $0.10 par value  per share (“Company Common Stock”), of Norstan, Inc., a Minnesota corporation (“Norstan”) (including the associated common stock purchase rights (the “Rights”) issued pursuant to the Amended and Restated Rights Agreement, dated as of April 1, 1998, between Norstan and Norwest Bank Minnesota National Association, as amended). Throughout this letter and instructions, the Offer to Purchase and the Letter of Transmittal, the terms “Share” or “Shares” shall mean outstanding shares of Company Common Stock together with the Rights.).

      This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

No. of Shares to be Tendered*

Date:

SIGN HERE

Signature(s)

Please Print Name(s)

Address

Area Code and Telephone

Tax Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

3